Exhibit 99.1

FOR IMMEDIATE RELEASE

NeighborCare Contact:	Genesis HealthCare Contact:
Tania Almond	Lori Zimmerman
Investor Relations	Investor Relations
410-230-6752	610-925-2000

NEIGHBORCARE (F/K/A GENESIS HEALTH VENTURES)

REPORTS FISCAL 2003 YEAR END RESULTS

•                              Genesis Health Ventures Completed Spin-Off on December 1, 2003; Changed Name to NeighborCare, Inc. Effective December 2, 2003

•                              Pro Forma NeighborCare Year-Over-Year Revenues Grew 7.5%

•                              Pro Forma Genesis HealthCare Corporation Year-Over-Year Revenues Grew 2.8% Despite the “Medicare Cliff”

BALTIMORE, MD — (December 10, 2003) – NeighborCare, Inc. (F/K/A Genesis Health Ventures, Inc.) today announced income from continuing operations of $51.1 million or $1.25 per share and net income of $30.0 million or $0.74 per share for the year ended September 30, 2003.  These results include the effect of certain strategic planning, severance and other related costs, as well as tax and transactional gains which are described below.  Excluding the effect of these costs and gains, income from continuing operations on an as adjusted basis was $58.3 million or $1.42 per share and net income on an as adjusted basis was $37.2 million or $0.91 per share for the year ended September 30, 2003.

For the three months ended September 30, 2003, income from continuing operations was $12.0 million or $0.30 per share and net income was $6.9 million or $0.17 per share.  These results also include the effect of certain strategic planning, severance and other related costs. Excluding the effect of these costs, income from continuing operations on an as adjusted basis was $16.8 million or $0.42 per share and net income on an as adjusted basis was $11.7 million or $0.29 per share.

On December 1, 2003, Genesis Health Ventures spun-off its eldercare and rehabilitation businesses into a separately traded public company, Genesis HealthCare Corporation (NASDAQ: GHCI).  Genesis Health Ventures also changed its name to NeighborCare, Inc. (NASDAQ: NCRX) effective December 2, 2003.  The financial information contained in this release begins on page 7 and is organized as follows:

•                        Pages 7 – 13 contain financial and other information for NeighborCare, Inc. (F/K/A Genesis Health Ventures, Inc.) through September 30, 2003 as consolidated prior to the spin-off.

•                        Pages 14 – 19 contain unaudited pro forma condensed consolidated financial information for NeighborCare, Inc.

•                        Pages 20 – 28 contain unaudited pro forma condensed combined financial information for Genesis HealthCare Corporation.

The accompanying pro forma financial statements consider the impact of the spin-off and GHC’s transactions with ElderTrust and were prepared in a consistent manner with those previously filed by each respective registrant.

NeighborCare (F/K/A Genesis Health Ventures) Consolidated Financial Summary

Consolidated revenues for the year ended September 30, 2003 grew 6.6% to $2,649.0 million versus $2,485.8 million in the comparable period in the prior year.  For the three months ended September 30, 2003, revenues grew 10.0% to $699.0 million versus $635.6 million in the comparable period in the prior year.  Increased revenues were primarily driven by growth in the institutional pharmacy business.

Consolidated EBITDA, as adjusted for the costs and gains described below, for the year ended September 30, 2003, was $211.3 million compared to $219.5 million for the same period in the prior year.  The decline in EBITDA as adjusted was caused by the impact of the “Medicare Cliff”, offset primarily by growth in EBITDA of the pharmacy business.

Excluding the previously described impact of strategic planning, severance and other related costs, debt restructuring and reorganization costs, and the tax and transactional gains, results for the year ended September 30, 2003 as compared to the same period in the prior year are presented below and have been labeled ‘as adjusted’.

	($ in Millions, except per share)
	As reported Year ended September 30,		As adjusted Year ended September 30,
	2003	2002	2003	2002
Net Income	$30.0	$70.2	$37.2	$61.1

Net Income Per Share – Diluted	$0.74	$1.68	$0.91	$1.47

Income from Continuing Operations	$51.1	$78.5	$58.3	$69.4

Income from Continuing Operations Per Share, Diluted	$1.25	$1.87	$1.42	$1.66
EBITDA	$193.8	$217.5	$211.3	$219.5

See attached reconciliations on pages 9 - 10

During the current and prior year periods, NeighborCare recognized costs associated with the spin-off of its eldercare operations and the transformation of NeighborCare to a pharmacy-based business.  These costs include: severance and other costs associated with changes in NeighborCare’s executive leadership, severance related to an expense reduction program, costs associated with the tendering of NeighborCare’s employee stock options, advisory and professional fees associated with the transformation of NeighborCare to a pharmacy based business (including the spin-off) and other costs incidental to these initiatives.  During the three months and year ended September 30, 2003, such costs before income taxes were $7.0 million and $28.3 million, respectively, compared to $8.9 million and $21.5 million, respectively, in the comparable periods of the prior year.  Also during these periods, NeighborCare recognized several significant one-time gains. During the fiscal year ended September 30, 2003, NeighborCare realized $11.3 million of pre-tax gains, principally from a break-up fee associated with an attempted pharmacy acquisition.  During the three months and year ended September 30, 2002, NeighborCare realized pre-tax gains of $1.9 million and $23.8 million, respectively, primarily associated with an arbitration award.  In the prior fiscal year ended September 30, 2002, NeighborCare recognized $4.3 million of debt restructuring and reorganization costs.  During the years ended September 30, 2003 and 2002, NeighborCare realized reductions of income tax expense of $4.4 million and $10.3 million, respectively, due to changes in the tax law.

Pro Forma NeighborCare, Inc.

Financial Results

NeighborCare’s pro forma revenues for the year ended September 30, 2003 grew 7.5% to $1,323.7 million versus $1,231.1 million in the comparable period in the prior year.  Of this growth, institutional pharmacy services revenue increased by approximately $72.9 million, or 6.9% over the same period in the prior year.  Institutional pharmacy services revenue in the three months ended September 30, 2003 grew 10.6% to $341.7 million versus $308.8 million in the comparable period in the prior year.  The increase in revenue was primarily attributed to favorable changes in bed mix, higher patient acuity mix and drug trends.  These factors have resulted in higher revenue per bed when comparing the year ended September 30, 2003 to the year ended September 30, 2002.  Revenue per bed per month for the year ended September 30, 2003 was $383.15 compared to $357.67 in the prior year period.  NeighborCare served 246,141 beds at September 30, 2003 compared to 247,114 beds at September 30, 2002.

NeighborCare’s pro forma income from continuing operations was $24.1 million or $0.59 per share for the year ended September 30, 2003.  Pro forma EBITDA for the year ended September 30, 2003 was $93.6 million and pro forma EBITDA as adjusted was $112.2 million for the same period (see attached reconciliation on page 19).

“NeighborCare finished fiscal 2003 with strong performance that positions us well to begin fiscal 2004 as we are now a stand alone institutional pharmacy provider,” stated John J. Arlotta, Chairman and CEO of NeighborCare, Inc.  ”Our employees are very excited about our new status, and I would expect that excitement to assist us in continuing the positive momentum we have established in reducing our costs as well as repositioning our sales efforts.”

Reimbursement Update

In November 2003, Congress passed the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which the President signed on December 8, 2003.  Final regulations under the new law have not been published.  There remains uncertainty about the implications of the law on our business.  NeighborCare will continue to work closely with the Center for Medicare & Medicaid Services (CMS) directly, as well as through the Long Term Care Pharmacy Alliance to offer its expertise in pharmaceutical care for the elderly and seek to assure that nursing home residents receive the best possible care under the legislation.

Genesis HealthCare Corporation (“GHC”)

Financial Results

GHC revenues for the year ended September 30, 2003 grew 3.5% to $1,403.3 million from $1,356.2 million in the comparable period in the prior year.  On a pro forma basis for the spin-off and the ElderTrust transactions, GHC revenues for the year ended September 30, 2003 grew 2.8% to $1,431.2 million from $1,392.3 million as compared to the prior year.  GHC experienced growth despite the full year impact of the Medicare Cliff which reduced revenues by approximately $24.8 million.  GHC saw improved Medicare mix, increased rates from Medicaid sources and continued strength in overall occupancy.

GHC income from continuing operations was $31.2 million for the year ended September 30, 2003.  On a pro forma basis for the spin-off and the ElderTrust transactions, GHC pro forma income from continuing operations was $24.0 million and $1.18 per share for the year ended September 30, 2003.  Pro forma EBITDA for the year ended September 30, 2003 was $104.1 million and pro forma EBITDA as adjusted was $103.0 million for the same period (see attached reconciliation on page 28).

GHC made significant progress in reducing its reliance on temporary nurses, reducing agency labor costs by $20.1 million, or 34% in fiscal 2003 over the same period in the prior year.  Agency labor on a per patient day basis represented 7.8% of total nursing labor costs in fiscal 2003 compared with 12.2% in the same period in the prior year.  Nursing agency costs improved as a result of continued efforts to manage overtime utilization and to reduce reliance on agency staffing.  Total nursing labor costs per patient day declined for the second consecutive quarter by 0.4% to $77.64 per patient day, while maintaining the level of nursing hours per patient day.

“We were very pleased with the operating performance of Genesis HealthCare over the last year, and are ending the year with strong census and an improved reimbursement outlook,” stated George V. Hager Jr., Chairman and Chief Executive Officer of Genesis HealthCare.  “We look forward to a promising 2004 as we enter a new fiscal year with positive momentum, focusing our efforts on operational improvements in the areas of clinical outcomes, employee recruitment and retention, and the realization of operating cost savings through more efficient purchasing and management of medical supplies and other purchased goods and services.”

Reimbursement Update

Effective October 1, 2003, CMS increased Medicare per diems approximately 6.26% (3% increase in the annual update factor and a 3.26% upward adjustment correcting for previous forecast errors). The estimated increase to GHC’s Medicare payment rate for the 3.26% administrative adjustment approximates $10 per patient day or about $10 million in revenues and EBITDA annually.

The Medicare Prescription Drug, Improvement & Modernization Act of 2003 will extend the moratorium on implementing payment caps on Medicare Part B rehabilitation therapy services from the date of the enactment of the legislation through calendar year 2005. However, it will not be retroactive for therapy services to any individuals who exceeded the cap from September 1, 2003 to the date of enactment of the legislation.  Extension of the moratorium removes a significant financial threat to our therapy business.  Previously, GHC estimated that the therapy caps would reduce its annual net revenues by approximately $18.9 million and EBITDA by approximately $4.9 million.

Other

•                  In November 2003, sold three of GHC’s five properties in Wisconsin for approximately $10 million ($4.3 in cash and $5.7 million in notes).

•                  Through December 10, 2003, completed $55.4 million of the $70.4 million of previously announced transactions with ElderTrust.  The remainder are expected to close by January 2004.  The ElderTrust transactions consist of purchases of previously leased eldercare centers and the restructuring of existing lease contracts.

Discontinued Operations

On October 1, 2001, NeighborCare and GHC adopted the provisions of Statement of Financial Accounting Standards, No. 144 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” (“SFAS 144”).  Under SFAS 144, discontinued businesses including assets held for sale are removed from the results of continuing operations and presented as a separate line on the statement of operations.

The operations of GHC, which were spun-off on December 1, 2003, will be reported as discontinued operations within the consolidated financial statements of NeighborCare, Inc. beginning in fiscal 2004.

Conference Call

NeighborCare and Genesis HealthCare will host a joint conference call and webcast at 10.00 a.m. EST on December 11, 2003 to discuss results for the year on a consolidated basis as well as for both separate companies.  Investors can access the conference call by phone at (888) 428-4478 or live via webcast through the homepage of the interim Genesis web site at http://www.ghv.com, where a replay of the call will also be posted.  The replay will also be made available for one-year on both company’s websites at www.neighborcare.com and www.genesishcc.com.

About NeighborCare, Inc.

NeighborCare, Inc. (NASDAQ: NCRX) is one of the nation’s leading institutional pharmacy providers serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings.  NeighborCare also provides infusion therapy services, home medical equipment, respiratory therapy services, community-based retail pharmacies and group purchasing. In total, NeighborCare’s operations span the nation, providing pharmaceutical services in 32 states and the District of Columbia.

Visit our website at www.neighborcare.com.

About Genesis HealthCare Corporation

Genesis HealthCare (NASDAQ: GHCI) is one of the nation’s largest long term care providers with over 200 skilled nursing centers and assisted living residences in 12 eastern states operating under the Genesis ElderCare banner. Genesis also supplies contract rehabilitation therapy to over 730 healthcare providers in 21 states and the District of Columbia.

Visit our website at www.genesishcc.com

Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may”, “target” and similar expressions. Such forward looking statements include, without limitation, statements regarding the effect of the spin-off on our operations, expected changes in reimbursement rates, inflationary increases in state Medicaid rates, self-insurance retention limits, and earnings guidance for the fiscal year 2003.  Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; changes in pharmacy legislation and payment formulas; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; an economic downturn or changes in the laws affecting our business in those markets in which we operate; and that there can be no assurance that the spin-off transaction will increase shareholder value.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control.  We caution investors that any forward-looking statements made by us are not guarantees of future performance.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

#  #  #

NEIGHBORCARE, INC. (F/K/A GENESIS HEALTH VENTURES, INC.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002
Net revenues:
Inpatient services	$328,095	$306,319
Pharmacy services	322,479	287,886
Other revenue	48,427	41,353
Total net revenues	699,001	635,558
Operating expenses:
Salaries, wages and benefits	289,362	263,456
Cost of sales	205,240	175,437
Other operating expenses	139,767	130,803
Strategic planning, severance and other related costs	6,974	8,930
Net gain from break-up fee and other settlements	—	(1,861)
Depreciation and amortization expense	17,625	15,118
Lease expense	7,703	6,625
Interest expense	10,287	9,527
Income before income tax expense, equity in net income (loss) of unconsolidated affiliates and minority interests	22,043	27,523
Income tax expense	7,590	10,563
Income before equity in net income (loss) of unconsolidated affiliates and minority interests	14,453	16,960
Equity in net income (loss) of unconsolidated affiliates	(170)	937
Minority interests	(1,626)	(1,494)
Income from continuing operations before preferred stock dividends	12,657	16,403
Preferred stock dividends	692	683
Income from continuing operations	11,965	15,720
Loss from discontinued operations, net of taxes	(5,053)	(3,548)
Net income attributed to common shareholders	$6,912	$12,172

Per Common Share Data:
Basic:
Income from continuing operations	$0.30	$0.38
Loss from discontinued operations	(0.13)	(0.09)
Net income	$0.17	$0.29
Weighted average shares	39,768,145	41,437,280

Diluted:
Income from continuing operations	$0.30	$0.38
Loss from discontinued operations	(0.13)	(0.09)
Net income	$0.17	$0.29
Weighted average shares - continuing operations	39,849,665	43,675,441
Weighted average shares - net income	39,849,665	41,475,855

Certain prior year amounts have been reclassified to conform with the current year presentation.

NEIGHBORCARE, INC. (F/K/A GENESIS HEALTH VENTURES, INC.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED SEPTEMBER 30, 2003 AND 2002

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Year ended September 30, 2003	Year ended September 30, 2002
Net revenues:
Inpatient services	$1,229,239	$1,201,071
Pharmacy services	1,235,398	1,121,917
Other revenue	184,342	162,800
Total net revenues	2,648,979	2,485,788
Operating expenses:
Salaries, wages and benefits	1,119,244	1,035,603
Cost of sales	783,895	705,524
Other operating expenses	506,869	498,727
Strategic planning, severance and other related costs	28,286	21,498
Net gain from break-up fee and other settlements	(11,337)	(23,768)
Depreciation and amortization expense	66,384	59,449
Lease expense	28,224	26,419
Interest expense	40,917	41,183
Income before debt restructuring and reorganization costs, income tax expense, equity in net income of unconsolidated affiliates and minority interests	86,497	121,153
Debt restructuring and reorganization costs	—	4,270
Income before income tax expense, equity in net income of unconsolidated affiliates and minority interests	86,497	116,883
Income tax expense	28,674	35,103
Income before equity in net income of unconsolidated affiliates and minority interests	57,823	81,780
Equity in net income of unconsolidated affiliates	1,184	2,165
Minority interests	(5,194)	(2,838)
Income from continuing operations before preferred stock dividends	53,813	81,107
Preferred stock dividends	2,701	2,599
Income from continuing operations	51,112	78,508
Loss from discontinued operations, net of taxes	(21,125)	(8,341)
Net income attributed to common shareholders	$29,987	$70,167
Per Common Share Data:
Basic:
Income from continuing operations	$1.25	$1.90
Loss from discontinued operations	(0.52)	(0.20)
Net income	$0.74	$1.70
Weighted average shares	40,755,507	41,225,564
Diluted:
Income from continuing operations	$1.25	$1.87
Loss from discontinued operations	(0.52)	(0.20)
Net income	$0.74	$1.68
Weighted average shares - continuing operations	43,009,647	43,351,187
Weighted average shares - net income	40,756,587	43,351,187

Certain prior year amounts have been reclassified to conform with the current year presentation.

NEIGHBORCARE, INC. (F/K/A GENESIS HEALTH VENTURES, INC.)

FINANCIAL HIGHLIGHTS (UNAUDITED)

Reconciliation of net income, as reported to net income, as adjusted
(in thousands, except share and per share amounts)

	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002
Net income available to common shareholders - as reported	$6,912	$12,172
Add back:
Strategic planning, severance and other related costs	6,974	8,930
Net gain from break-up fee and other settlements	—	(1,861)
Tax impact of items added back above	(2,143)	(2,757)
Net income - as adjusted	$11,743	$16,484
Net income, as adjusted per share - diluted	$0.29	$0.40
Weighted average shares – diluted	39,849,665	41,475,855

Reconciliation of net income, as reported to income from
continuing operations, as reported and as adjusted (in
thousands, except share and per share amounts)

	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002

Net income available to common shareholders - as reported	$6,912	$12,172
Add back:
Loss from discontinued operations, net of taxes	5,053	3,548
Income from continuing operations - as reported	$11,965	$15,720
Add back:
Strategic planning, severance and other related costs	6,974	8,930
Net gain from break-up fee and other settlements	—	(1,861)
Tax impact of items added back above	(2,143)	(2,757)
Income from continuing operations - as adjusted	$16,796	$20,032
Assumed conversion of preferred stock	692	683
Income from continuing operations, as adjusted to calculate diluted per share results	$17,488	$20,715
Income from continuing operations, as adjusted per share - diluted	$0.42	$0.47
Weighted average shares – diluted	42,128,024	43,675,441

Reconciliation of net income, as reported to net income, as adjusted
(in thousands, except share and per share amounts)

	Year ended September 30, 2003	Year ended September 30, 2002

Net income available to common shareholders - as reported	$29,987	$70,167
Add back:
Strategic planning, severance and other related costs	28,286	21,498
Net gain from break-up fee and other settlements	(11,337)	(23,768)
NCS financing cost with pharmacy supplier (included in cost of sales)	601	—
Debt restructuring and reorganization costs	—	4,270
Tax impact of items added back above	(5,877)	(780)
Net tax benefit from change in tax law	(4,443)	(10,285)
Net income - as adjusted	$37,217	$61,102
Assumed conversion of preferred stock	—	2,599
Net income - as adjusted to calculate diluted per share results	$37,217	$63,701
Net income - as adjusted per share - diluted	$0.91	$1.47
Weighted average shares – diluted	40,756,587	43,351,187

Reconciliation of net income, as reported to income from
continuing operations, as reported and as adjusted (in
thousands, except share and per share amounts)

	Year ended September 30, 2003	Year ended September 30, 2002
Net income available to common shareholders - as reported	$29,987	$70,167
Add back:
Loss from discontinued operations, net of taxes	21,125	8,341
Income from continuing operations - as reported	$51,112	$78,508
Add back:
Strategic planning, severance and other related costs	28,286	21,498
Net gain from break-up fee and other settlements	(11,337)	(23,768)
NCS financing cost with pharmacy supplier (included in cost of sales)	601	—
Debt restructuring and reorganization costs	—	4,270
Tax impact of items added back above	(5,877)	(780)
Net tax benefit from change in tax law	(4,443)	(10,285)
Income from continuing operations - as adjusted	$58,342	$69,443
Assumed conversion of preferred stock	2,701	2,599
Income from continuing operations - as adjusted to calculate diluted per share results	$61,043	$72,042
Income from continuing operations - as adjusted per share - diluted	$1.42	$1.66
Weighted average shares – diluted	43,009,647	43,351,187

Reconciliation of net income to EBITDA as reported
and as adjusted (in thousands)

	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002

Net income available to common shareholders - as reported	$6,912	$12,172
Add back:
Loss from discontinued operations, net of taxes	5,053	3,548
Preferred stock dividends	692	683
Equity in net (income) loss of unconsolidated affiliates	170	(937)
Minority interests	1,626	1,494
Income tax expense	7,590	10,563
Interest expense	10,287	9,527
Depreciation and amortization expense	17,625	15,118

EBITDA - as reported	$49,955	$52,168
Net gain from break-up fee and other settlements	—	(1,861)
Strategic planning, severance and other related costs	6,974	8,930
EBITDA - as adjusted	$56,929	$59,237

Reconciliation of net income to EBITDA as reported
and as adjusted (in thousands)

	Year ended September 30, 2003	Year ended September 30, 2002

Net income available to common shareholders - as reported	$29,987	$70,167
Add back:
Loss from discontinued operations, net of taxes	21,125	8,341
Preferred stock dividends	2,701	2,599
Equity in net income of unconsolidated affiliates	(1,184)	(2,165)
Minority interests	5,194	2,838
Income tax expense	28,674	35,103
Interest expense	40,917	41,183
Depreciation and amortization expense	66,384	59,449
EBITDA - as reported	$193,798	$217,515
Net gain from break-up fee and other settlements	(11,337)	(23,768)
Strategic planning, severance and other related costs	28,286	21,498
NCS financing cost with pharmacy supplier (included in cost of sales)	601	—
Debt restructuring and reorganization costs	—	4,270
EBITDA - as adjusted	$211,348	$219,515

NEIGHBORCARE, INC. (F/K/A GENESIS HEALTH VENTURES, INC.)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2003 AND SEPTEMBER 30, 2002

(IN THOUSANDS)

	September 30, 2003	September 30, 2002
Assets:
Current assets:
Cash and equivalents	$132,726	$148,030
Restricted investments in marketable securities	29,320	20,542
Accounts receivable, net	366,886	369,969
Inventory	66,747	64,734
Prepaid expenses and other current assets	82,197	71,854
Assets held for sale	7,721	46,134
Total current assets	685,597	721,263
Property, plant and equipment, net	751,996	795,928
Assets held for sale	10,624	—
Restricted investments in marketable securities	61,271	65,605
Notes receivable and other investments	19,252	17,034
Other long-term assets	42,606	34,008
Investments in unconsolidated affiliates	8,822	14,143
Identifiable intangible assets, net	20,866	25,795
Goodwill	339,741	336,701
Total assets	$1,940,775	$2,010,477

Liabilities and Shareholders’ Equity:
Current liabilities:
Current installments of long-term debt	$20,135	$40,744
Accounts payable	58,435	80,248
Accrued expenses	29,493	28,723
Current portion of self-insurance liability reserves	29,320	20,542
Accrued compensation	92,774	91,546
Accrued interest	4,667	5,517
Income taxes payable	6,162	4,937
Total current liabilities	240,986	272,257
Long-term debt	591,484	648,939
Deferred income taxes	50,022	37,191
Self-insurance liability reserves	37,093	36,551
Other long-term liabilities	47,837	48,989
Minority interests	10,359	7,662
Redeemable preferred stock, including accrued dividends	46,831	44,765

Shareholders’ equity:
Common stock	795	830
Additional paid-in-capital	853,540	843,625
Retained earnings	101,290	71,303
Accumulated other comprehensive loss	(3,301)	(1,635)
Treasury stock	(36,161)	—
Total shareholders’ equity	916,163	914,123
Total liabilities and shareholders’ equity	$1,940,775	$2,010,477

Certain prior year amounts have been reclassified to conform with the current year presentation.

NEIGHBORCARE, INC. (F/K/A GENESIS HEALTH VENTURES, INC.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2003 AND 2002

(IN THOUSANDS)

	Year ended September 30, 2003	Year ended September 30, 2002

Cash flows from operating activities:
Net income attributed to common shareholders	$29,987	$70,167
Net charges included in operations not requiring funds	143,847	165,165
Changes in assets and liabilities:
Accounts receivable	(37,451)	(19,633)
Accounts payable and accrued expenses	(19,124)	15,014
Other, net	(2,740)	2,674
Net cash provided by operating activities before debt restructuring and reorganization costs	114,519	233,387
Cash paid for debt restructuring and reorganization costs	(4,659)	(54,202)
Net cash provided by operating activities	109,860	179,185

Cash flows from investing activities:
Capital expenditures	(59,057)	(51,635)
Net purchases of restricted marketable securities	(4,183)	(33,875)
Acquisition of rehabilitation services business	(5,923)	—
Net sales (purchases) of eldercare assets	49,798	(7,498)
Other	7,778	(1,831)
Net cash used in investing activities	(11,587)	(94,839)

Cash flows from financing activities:
Repayment of long-term debt and payment of sinking fund requirements	(77,370)	(48,455)
Proceeds from issuance of long-term debt	—	80,000
Repurchase of common stock	(36,207)	—
Net cash provided by (used in) financing activities	(113,577)	31,545

Net increase (decrease) in cash and equivalents	$(15,304)	$115,891

Cash and equivalents:
Beginning of year	148,030	32,139
End of year	$132,726	$148,030

NEIGHBORCARE, INC. (F/K/A GENESIS HEALTH VENTURES, INC.)

FINANCIAL HIGHLIGHTS (UNAUDITED)

Segment Data (dollars in thousands)	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002	Year ended September 30, 2003	Year ended September 30, 2002
Inpatient services
Revenue	$328,095	$306,319	$1,229,239	$1,201,071
EBITDA - $	34,780	33,347	120,763	140,884
EBITDA - %	10.6%	10.9%	9.8%	11.7%
Pharmacy services (including intersegment amounts)
Revenue	$341,724	$308,836	$1,313,417	$1,222,419
EBITDA - $	34,014	31,921	126,663	112,328
EBITDA - %	10.0%	10.3%	9.6%	9.2%

Selected Operating Statistics	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002	Year ended September 30, 2003	Year ended September 30, 2002

Occupancy	92.0%	92.2%	91.5%	92.5%

Patient Days:
Private and other	333,809	339,499	1,304,532	1,379,104
Medicare	269,893	250,586	1,034,055	981,576
Medicaid	1,097,379	1,056,014	4,207,172	4,177,096
Total Days	1,701,081	1,646,099	6,545,759	6,537,776

Per Diems:
Private and other	$202.60	$198.49	$202.17	$196.79
Medicare	315.90	336.77	313.63	339.80
Medicaid	150.51	140.24	147.56	137.53

Nursing labor costs per patient day:
Employed labor	$71.49	$65.59	$71.63	$64.80
Agency labor	6.15	8.88	6.10	9.04
Total	$77.64	$74.47	$77.73	$73.84

Pharmacy beds served	246,141	247,114	246,141	247,114

Institutional pharmacy revenue per bed	$1,206	$1,087	$4,598	$4,292

NEIGHBORCARE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements presented below should be read in conjunction with “Management’s Discussion and Analysis of Pro Forma Financial Condition and Results of Operation” filed on Form 8-K/A on November 4, 2003.

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 is presented as if the spin-off of GHC occurred on September 30, 2003 and the unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2003 is presented as if the spin-off of GHC occurred on October 1, 2002.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of what our financial position and results of operations actually would have been for the periods presented if the spin-off occurred on October 1, 2002, nor do such financial statements purport to represent the results of future periods.  The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable and are described in the notes accompanying the unaudited pro forma condensed consolidated financial statements.  No changes in operating revenues and expenses have been made to reflect the results of any modifications to operations that might have been made had the spin-off of GHC been completed on the aforesaid effective dates for purposes of the pro forma results.

NEIGHBORCARE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2003

(IN THOUSANDS)

	Historical	Pro Forma
		Adjustments
	NeighborCare	Spin-off of GHC (1)	Other		NeighborCare

Assets:

Current assets	$685,597	$(265,173)	$(30,457	)(2)(3)(4)	$389,967
Property and equipment, net	751,996	(673,167)	—		78,829
Goodwill	339,741	(2,953)	—		336,788
Other assets	163,441	(134,528)	6,800	(2)	35,713
Total assets	$1,940,775	$(1,075,821)	$(23,657)		$841,297

Liabilities and Shareholders’ Equity:
Current liabilities	$240,986	$(168,456)	$(4,225	)(3)	$68,305
Long-term debt, excluding current maturities	591,484	(254,193)	(81,043	)(3)(4)	256,248
Other liabilities	145,311	(74,624)	—		70,687
Redeemable preferred stock	46,831	—	—		46,831
Shareholders’ equity	916,163	(578,548)	61,611	(2)(4)	399,226
Total liabilities and shareholders’ equity	$1,940,775	$(1,075,821)	$(23,657)		$841,297

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

NEIGHBORCARE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED SEPTEMBER 30, 2003

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical	Pro Forma
		Adjustments
	NeighborCare	Spin-off of GHC (1)	Other		NeighborCare

Net revenues	$2,648,979	$(1,325,274)	$—		$1,323,705

Expenses:
Operating expenses	2,410,008	(1,166,467)	(31,784	)(5)	1,211,757
Strategic planning, severance and other related costs	28,286	—	—		28,286
Net gain from break-up fee and other settlements	(11,337)	1,123	—		(10,214)
Lease expense	28,224	(27,920)	—		304
Depreciation and amortization expense	66,384	(39,626)	133	(6)	26,891
Interest expense	40,917	(17,579)	(5,130	)(7)	18,208

Income from continuing operations before income tax expense, equity in net income of unconsolidated affiliates and minority interests	86,497	(74,805)	36,781		48,473

Income tax expense	28,674	(24,731)	13,207	(8)	17,150

Income from continuing operations before equity in net income of unconsolidated affiliates and minority interests	57,823	(50,074)	23,574		31,322
Equity in net income of unconsolidated affiliates	1,184	(794)	—		390
Minority interests	(5,194)	307	—		(4,887)
Income from continuing operations before preferred stock dividends	53,813	(50,561)	23,574		26,825

Preferred stock dividends	2,701	—	—		2,701
Income from continuing operations	$51,112	$(50,561)	$23,574		$24,125

Per common share data from continuing operations:

Basic earnings per share	$1.25				$0.59
Diluted earnings per share	$1.25				$0.59

Basic weighted average common shares outstanding	40,756				40,756
Diluted weighted average common shares outstanding (historical)	43,010				NA
Diluted weighted average common shares outstanding (pro forma)	NA				40,757

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

NEIGHBORCARE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

General note:

These unaudited pro forma condensed consolidated financial statements reflect all adjustments that, in the opinion of management are necessary to present fairly the pro forma financial position as of September 30, 2003, and the pro forma results of operations for the year ended September 30, 2003. These adjustments are described below.

The pro forma adjustments exclude estimated incremental costs associated with being an independent public company and the loss of certain synergies and benefits of economies of scale that existed prior to the spin-off of GHC. In addition, the pro forma operating expense adjustment (see footnote 5) was prepared using certain allocations of former Genesis Health Ventures, Inc. corporate general and administrative expenses that existed prior to the spin-off of GHC.  However, we believe that on a separate company basis, NeighborCare will incur approximately $6 million of additional operating expenses and reduced interest income beyond the levels allocated for purposes of presenting these pro forma financial statements.  We estimated these costs in connection with the preparation of our detailed operating budget for the forthcoming year.

The pro forma cash balance of $93.5 million, which is included in current assets, includes approximately $30.0 million of cash that is expected to be used to finance professional and other costs that are incidental to the spin-off of GHC. Consequently, such cash is not available for our general working capital and other needs.

(1)          Represents the carrying value of the assets and liabilities of GHC’s business to be distributed to our shareholders and the related revenues and direct expenses of such businesses after adjustments for intercompany revenue transactions of $78.0 million.

(2)          Represents the capitalization of $10 million of direct financing costs in connection with the new debt agreements entered into by NeighborCare, offset by the write-off of $3.2 million of unamortized deferred financing costs related to indebtedness that was repaid.  The $10 million of new financing fees were financed with available cash.

September 30, 2003
(in thousands)
Current assets (cash)	$(10,000)
Other assets	6,800
$(3,200)

Shareholders’ equity	$(3,200)

(3)          Represents:

	Current maturities of long-term debt	Long-term debt	Total debt
		(in thousands)
Repayment of NeighborCare historical debt	$(4,225)	(245,775)	(250,000)
Borrowings under new senior subordinated notes	—	250,000	250,000
Net debt proceeds (cash)	$(4,225)	$4,225	$—

In October 2003, we issued 6.875% senior subordinated notes in an aggregate principal amount of $250 million with a term of 10 years.  We subsequently entered into a senior credit facility that provides a revolving credit facility of $100 million with a five year maturity.  The revolving credit facility has a rate of interest of LIBOR plus 2.25% on any borrowings there under, and we are required to pay a commitment fee of 0.50% on any unused portion thereof.

(4)          Represents the transfer of $64.8 million of net proceeds from GHC ($284.7 million of proceeds less funds used for repayment of GHC allocated debt of $219.9 million) and the utilization of $20.5 million of cash on hand to repay existing indebtedness of NeighborCare.

Year ended September 30, 2003
(in thousands)

Current assets (cash)	$(20,457)
(20,457)

Long-term debt	(85,268)
Shareholders’ equity	64,811
$(20,457)

(5)          Represents the estimated reduction in general and administrative expenses following the spin-off of GHC.

Year ended September 30, 2003
(in thousands)

Operating expenses	$(31,784)

(6)          Represents the amortization of deferred financing fees and expenses related to the issuance of the senior subordinated notes and the senior credit facility, offset by reduced historical amortization of deferred financing fees written-off following the repayment of the existing indebtedness.

Year ended September 30, 2003
(in thousands)
Historical financing fee amortization	(984)
New financing fee amortization	1,117
133

(7)          Reflects the change in estimated interest expense based upon the pro forma debt structure of NeighborCare assuming a weighted average interest rate of 7%.

Year ended September 30, 2003
(in thousands)
Interest expense as reported after elimination of GHC	(23,338)
Interest expense under new capital structure ($260.1 million at 7%)	18,208
(5,130)

(8)          Income tax expense is reported at an estimated effective tax rate of 39%.

NEIGHBORCARE, INC. (F/K/A GENESIS HEALTH VENTURES, INC.)

FINANCIAL HIGHLIGHTS (UNAUDITED)

Reconciliation of pro forma income from continuing operations to pro forma EBITDA as reported and as adjusted (in thousands)

Year ended September 30, 2003

Pro forma income from continuing operations	$24,125
Add back:
Preferred stock dividends	2,701
Equity in net income of unconsolidated affiliates	(390)
Minority interests	4,887
Income tax expense	17,150
Interest expense	18,208
Depreciation and amortization expense	26,891
Pro forma EBITDA - as reported	$93,572
Strategic planning, severance and other related costs (1)	28,286
Net gain from break-up fee and other settlements (2)	(10,214)
NCS financing cost with pharmacy supplier (included in operating expenses) (2)	601
Pro forma EBITDA - as adjusted	$112,245

(1) - The strategic planning, severance and other related costs have been attributed to NeighborCare’s operations because such costs were incurred in an effort to transform NeighborCare to a pharmacy based business.  These costs include: severance and other costs associated with changes in NeighborCare’s executive leadership, severance related to an expense reduction program, costs associated with the tendering of NeighborCare’s employee stock options, advisory and professional fees associated with the transformation of NeighborCare to a pharmacy based business (including the spin-off) and other costs incidental to these initiatives.  NeighborCare has excluded these costs from the calculation of pro forma EBITDA as adjusted because management does not view an event, such as a shift in strategy and business profile, as likely to occur in the foreseeable future.

(2) - The net gain from break-up fee and other settlements, and the NCS financing costs with pharmacy supplier are principally from the gains and costs associated with an attempted pharmacy acquisition.  NeighborCare has excluded this gain from the calculation of pro forma EBITDA as adjusted because management does not view such an event as likely to occur in the foreseeable future.

GENESIS HEALTHCARE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” filed on Form 10 on November 14, 2003.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2003 is presented as if the spin-off of GHC and the ElderTrust transactions occurred on September 30, 2003 and the unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2003 is presented as if the spin-off of GHC and the ElderTrust transactions occurred on October 1, 2002.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of what our financial position and results of operations actually would have been for the periods presented if the spin-off and the ElderTrust transactions occurred on October 1, 2002, nor do such financial statements purport to represent the results of future periods.  The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable and are described in the notes accompanying the unaudited pro forma condensed combined financial statements.  No changes in operating revenues and expenses have been made to reflect the results of any modifications to operations that might have been made had the spin-off of GHC and the ElderTrust transactions been completed on the aforesaid effective dates for purposes of the pro forma results.

GENESIS HEALTHCARE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SEPTEMBER 30, 2003

(IN THOUSANDS)

	Historical	Pro Forma
	GHC	Adjustments		GHC

Assets:

Current assets	$265,173	$39,000	(1)(7)(8)	$304,173
Property and equipment, net	673,167	20,481	(7)	693,648
Other assets	137,481	29,264	(2)(8)	166,745
Total assets	$1,075,821	$88,745		$1,164,566

Liabilities and Owners’ Equity:

Current liabilities	$168,456	$(3,467	)(3)	$164,989
Long-term debt, excluding current maturities	254,193	175,378	(3)(7)	429,571
Other liabilities	74,624	(14,655	)(7)(8)	59,969
Owners’ equity:
NeighborCare’s equity in GHC	581,849	(581,849	)(12)	—
Common stock and additional paid in capital	—	513,338	(12)	513,338
Accumulated other comprehensive income	(3,301)	—		(3,301)
Total owners’ equity	578,548	(68,511)		510,037
Total liabilities and owners’ equity	$1,075,821	$88,745		$1,164,566

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

GENESIS HEALTHCARE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SEPTEMBER 30, 2003

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical	Pro Forma
	GHC	Adjustments		GHC

Net revenues	$1,403,293	$27,917	(9)	$1,431,210

Expenses:
Operating expenses	1,276,270	24,164	(9)	1,300,434
Gain on early extinguishment of debt	(1,123)	—		(1,123)
Lease expense	27,920	(129	)(9)(10)	27,791
Depreciation and amortization expense	39,626	1,669	(4)(9)(11)	41,295
Interest expense	17,579	13,486	(5)	31,065

Income from continuing operations before income tax expense and equity in net income of unconsolidated affiliates and minority interests	43,021	(11,273)		31,748

Income tax expense	12,335	(4,254	)(6)	8,081

Income from continuing operations before equity in net income of unconsolidated affiliates and minority interests	30,686	(7,019)		23,667
Equity in net income of unconsolidated affiliates	794	(122	)(9)	672
Minority interests	(307)	—		(307)

Income from continuing operations	$31,173	$(7,141)		$24,032

Share information:
Weighted averages shares outstanding (13):
Basic and diluted				20,378

Earnings per share from continuing operations (13):
Basic and diluted				$1.18

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

GENESIS HEALTHCARE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

General note:

These unaudited pro forma condensed combined financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the pro forma financial position of GHC as of September 30, 2003, and the results of operations for the year ended September 30, 2003.  These adjustments are described below.

The pro forma adjustments exclude estimated incremental costs associated with being an independent public company and the loss of certain synergies and benefits of economies of scale that existed while we were part of NeighborCare. We estimate these incremental pre-tax costs to be approximately $2.1 million of additional general and administrative expense.  We estimated these costs in connection with the preparation of GHC’s detailed operating budget for the forthcoming year.

Pro forma adjustments for the spin-off

(1)          We retained $89.3 million of the proceeds of the issuance of the senior subordinated notes and the borrowings under the term portion of our new senior credit facility to: pay fees and expenses of $11.0 million relating to our new financing arrangements, to finance $39.3 million for pending transactions with ElderTrust, and to retain the remaining $39.0 million to fund working capital and other requirements.

The resulting pro forma cash balance of $47.8 million, which is a included in current assets, includes approximately $8.1 million of restricted cash balances not available for our general working capital and other needs.

(2)          Represents the capitalization of $11.0 million of direct financing costs in connection with the new debt agreements entered into by us, offset by the write-off of $3.7 million of unamortized deferred financing costs carried on GHC’s historical balance sheet related to indebtedness that was paid-off.

(3)          Represents:

	Current maturities of long-term debt	Long-term debt	Total debt
		(in thousands)
Repayment of NeighborCare debt	$(2,407)	$(217,538)	$(219,945)
Repayment of existing mortgages	(2,910)	(33,081)	(35,991)
Borrowings under new financing arrangements	1,850	408,150	410,000
Debt and owner’s equity (see footnote 13)	$(3,467)	$157,531	$154,064

In October 2003, we issued 8% senior subordinated notes in an aggregate principal amount of $225 million, with a term of 10 years.  We subsequently entered into a senior credit facility that provides for a fully drawn term loan of $185 million and a revolving credit facility of $75 million, none of which was drawn at the consummation of the spin-off.  The term loan has a seven year term and amortizes one percent per year through year six.  The revolving credit facility has a five year term.  Of the $410.0 million of borrowings under the new financing arrangements, we retained $39.0 million to fund working capital and other requirements, retained $39.3 million to finance the ElderTrust transactions, expended $11.0 million for financing related fees, transferred $219.9 million to NeighborCare to repay its existing indebtedness that was allocated to us, transferred $64.8 million to NeighborCare, which was utilized by NeighborCare to repay other existing indebtedness and expect to use $36.0 million to repay our existing mortgage loans.  GHC’s new senior credit facility includes an excess cash flow recapture provision which requires principal payments above contractual minimum amounts each year depending on a formula defined in the senior credit facility agreement. The term loan portion of our new senior credit facility has a rate of interest of LIBOR plus 2.75%.  The revolving credit portion of our new senior credit facility has a rate of interest of LIBOR plus 3.00% on any borrowings there under, and we are required to pay a commitment fee of 0.50% on any unused portion thereof.

(4)          Represents the amortization of estimated deferred financing fees and expenses related to our new financing arrangements offset by reduced historical amortization of deferred financing fees written-off following the repayment of the existing indebtedness.

Year ended September 30, 2003
(in thousands)
Historical financing fee amortization	$(984)
New financing fee amortization	1,260
$276

(5)          Reflects the increase in estimated interest expense based upon the incurrence of an additional $171.9 million of incremental debt, as reflected in footnotes (3) and (7), and an estimated weighted borrowing average rate of 7.4% following the spin-off.  As a result, we would expect our interest expense to be as follows:

Year ended September 30, 2003
(in thousands)
Pro forma interest expense ($438,144 at 7.4%)	$32,423
Less: interest allocated to assets held for sale	(1,358)
Less: historical interest expense reported	(17,579)
$13,486

Debt service under our new senior credit facility is based upon a variable interest rate that may fluctuate due to market conditions and / or our operating performance.  A variance of 1/8% in variable rates of interest would change interest expense by approximately $231 thousand for the fiscal year ended 2003.

(6)          Income tax expense is reported at an estimated effective tax rate of 39%, offset by a $4.4 million tax credit realized as a result of a change in tax law.

Pro forma adjustments for the ElderTrust Transaction

General note:

NeighborCare made a payment of approximately $4.4 million in exchange for ElderTrust’s consent to the assignment from NeighborCare to GHC of all remaining leases and guarantees.  The $4.4 million consideration is a spin-off transaction cost of NeighborCare, and is therefore not reflected in these unaudited pro forma condensed combined financial statements.

Certain of the following footnotes make reference to the changes in both cash basis and accrual basis lease cost as a result of the ElderTrust transactions.  GHC’s lease expense is presented on an accrual basis in accordance with GAAP.  Differences between lease expense on an accrual basis and the amount of cash disbursed for lease payments is caused by:

*                         Unfavorable or favorable lease balances established in GHC’s September 30, 2001 adoption of fresh-start reporting which are amortized on a straight-line basis over the lease term; and

*                         The amortization of advanced rent payments made to ElderTrust in order to reduce lease payments over the lease term.

(7)          Represents the purchase of five previously leased properties for approximately $24.8 million, including the assumption of $17.8 million of debt, offset by the elimination of the carrying value of a net unfavorable lease credit of $4.4 million.

Year ended September 30, 2003
(in thousands)
Current assets (cash)	$(7,003)
Property and equipment, net	20,481
13,478

Long-term debt	17,847
Other liabilities	(4,369)
$13,478

(8)          Represents the capitalization of $32.3 million paid for a reduction in future lease costs of nine eldercare properties and the acquisition of options to purchase seven of the nine properties for $66.5 million at the end of the lease term, offset by the elimination of the $10.3 million carrying value of net unfavorable lease liability credits associated with the nine properties.

Year ended September 30, 2003
(in thousands)
Current assets (cash)	$(32,250)
Other assets	21,964
(10,286)

Other liabilities	(10,286)
$(10,286)

No value was ascribed to GHC’s option to purchase seven of the nine properties, as the estimated fair value of the underlying properties is less than the fixed price purchase option.

(9)          Represents the consolidation of a previously unconsolidated partnership that operates four eldercare centers.

The adjustments entitled “Eliminations” represent the elimination of management fees and ancillary service revenues charged by GHC to the partnership.  The adjustments entitled “Adjustments to Capital Costs” represent a reduction in lease expense and a corresponding increase in depreciation expense as a result of the purchase of one previously leased property, and an annual reduction in lease expense of one leased property in consideration for a $2.5 million payment. The $2.5 million payment will result in a $0.4 million annual reduction in cash basis lease expense, offset by the annual amortization of $0.2 million of the advanced rent payment. Depreciation expense is estimated using a weighted average useful life of 20 years for the acquired property and equipment.

	Year ended September 30, 2003
	Consolidation of partnership	Eliminations	Adjustments to Capital Costs	Net Adjustments
	(in thousands)

Net revenues	$29,434	$(1,517)	$—	$27,917
Operating expenses	25,681	(1,517)	—	24,164
Lease expense	3,250	—	(775)	2,475
Depreciation expense	271	—	98	369
Equity in net income of unconsolidated affiliates	—	(122)	—	(122)

(10)   Represents the net reduction in accrual basis lease costs as a result of the transactions described under footnotes 7 and 8.

Year ended September 30, 2003
(in thousands)

Purchase of five properties and resulting elimination of lease expense (footnote 7)	$(1,490)
Lease expense reductions of nine properties (footnote 8)	(1,114)
Lease expense	$(2,604)

(11)   Represents the increase in depreciation expense as a result of the capitalization of properties described under footnote 7.

Year ended September 30, 2003
(in thousands)
Depreciation expense	$1,024

Depreciation expense is estimated using a weighted average useful life of 20 years for the acquired property and equipment.

(12)   NeighborCare’s equity in GHC represents the cumulative investments in, distributions from and earnings of GHC which were contributed at the time of the spin-off.  The adjustments reflect the amounts we transferred to NeighborCare as previously described in certain of the pro forma adjustments.  The adjustments also reflect the elimination of NeighborCare’s net investment in GHC and the related reclassification to additional paid-in-capital due to the distribution of all of our shares to NeighborCare’s shareholders.

Year ended September 30, 2003
(in thousands)
Transfer of incremental debt proceeds to NeighborCare of $154,064 (footnote 3) less cash retained of $89,253 (footnote 1)	$(64,811)
Write-off of unamortized financing fees (footnote 2)	(3,700)
Reclassification of NeighborCare’s equity in GHC to additional paid-in-capital	581,849
$513,338

(13)   Pro forma basic and diluted earnings per share from continuing operations is computed as if the shares of GHC’s common stock were issued and outstanding for the period presented, assuming the distribution ratio of one share of GHC common stock for every two shares of NeighborCare common stock, excluding treasury shares.  Because there are no dilutive NeighborCare common stock equivalents attributed to GHC during the periods presented, the pro forma weighted average shares for both the basic and diluted calculations are the same.

GENESIS HEALTHCARE CORPORATION

FINANCIAL HIGHLIGHTS (UNAUDITED)

Reconciliation of pro forma income from continuing operations to pro forma EBITDA as reported and as adjusted (in thousands)

Year ended September 30, 2003

Pro forma income from continuing operations	$24,032
Add back:
Equity in net income of unconsolidated affiliates	(672)
Minority interests	307
Income tax expense	8,081
Interest expense	31,065
Depreciation and amortization expense	41,295
Pro forma EBITDA - as reported	$104,108
Gain on early extinguishment of debt (1)	(1,123)
Pro forma EBITDA - as adjusted	$102,985

(1) - The gain on early extinguishment of debt is the result of a negotiated discount on a mortgage loan liquidated by GHC at the request of the mortgage lender.  GHC has excluded this gain on early extinguishment of debt from the calculation of pro forma EBITDA as adjusted because management does not view such a gain as likely to occur in the foreseeable future.